Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THOMAS PROPERTIES GROUP, INC.

Thomas Properties Group, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the corporation is Thomas Properties Group, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 2004. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 30, 2004. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 12, 2004 (the “Certificate”).

2.	Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment (the “Amendment”) to the Certificate, declaring the Amendment’s advisability, and calling a special meeting of stockholders of the Corporation for consideration of the Amendment.

3.	In accordance with Section 222 and Section 242 of the DGCL, the Amendment was duly adopted and approved by the required vote of stockholders of the Corporation at a special meeting of stockholders.

4.	Pursuant to the Amendment, the text of the Certificate is hereby amended by deleting Section 1 of Article IV and replacing such paragraph in its entirety with the following:

“1. Authorized Capital Stock. This Corporation is authorized to issue three (3) classes of shares of stock, designated as “Common Stock,” “Limited Voting Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued is 225,000,000 shares, par value $0.01 per share. The total number of shares of Limited Voting Stock authorized to be issued is 20,000,000 shares, par value $0.01 per share. The total number of shares of Preferred Stock authorized to be issued is 25,000,000 shares, par value $0.01 per share.”

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that this document is the act and deed of the corporation named herein and that the facts stated herein are true.

Dated: June 23, 2009.
	By:	/s/ Paul S. Rutter
Authorized Officer
	Name:	Paul S. Rutter
	Title:	EVP / General Counsel